EXHIBIT 3.7

                               AMENDMENT TO BYLAWS
                                       OF
                            SFBC INTERNATIONAL, INC.
                                  AS ADOPTED ON

                                December 30, 2003

                              Article III. Officers

     Section 2. Duties. The officers of this Corporation shall have the following duties and such other duties as delegated by the president.

     The chief executive officer of the Corporation shall have general and active management of the business and affairs of the Corporation subject to the directions of the Board of Directors.

     The president shall be the chief operating officer of the Corporation, and shall act whenever the Chief Executive Officer shall be unavailable.

     The vice president of finance shall be the chief financial officer and be primarily responsible for all filings with the Securities and Exchange Commission. He shall furnish at meetings of the Board of Directors, or whenever requested, a statement of the financial condition of the Corporation and shall perform such other duties as the bylaws provide or the Board of Directors may prescribe.

     The chief accounting officer shall keep correct and complete records of account, showing accurately at all times the financial condition of the corporation. The chief accounting officer may also be the chief financial officer. If the chief accounting officer is not also the chief financial officer, he shall provide assistance to the chief financial officer and act whenever the chief financial officer shall be unavailable.

     Any other vice president(s) shall perform such duties as may be prescribed by the Board of Directors or the president and shall act whenever the president shall be unavailable.

     The secretary shall have custody of and maintain all of the corporate records except the financial records, shall record the minutes of all meetings of the stockholders and whenever else required by the Board of Directors or the president, and shall perform such other duties as may be prescribed by the Board of Directors.

     The treasurer shall be the legal custodian of all monies, notes, securities and other valuables that may from time to time come into the possession of the Corporation. He shall immediately deposit all funds of the Corporation coming into his hands in some reliable bank or other depositary to be designated by the Board of Directors and shall keep this bank account in the name of the Corporation.